Exhibit 99.1

Tattooed Chef Reports Fourth Quarter and Full Year 2020 Financial Results

Record Quarterly Branded Sales of $24 Million

Branded Sales Exceed Private Label for First Year in Company History

Reaffirms 2021 Outlook

Paramount, California—March 10, 2021 (GLOBE NEWSWIRE) – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced financial results for the three and twelve months ended December 31, 2020.

“We are pleased with our solid financial results for the fourth quarter and full year 2020 driven by record sales of our Tattooed Chef branded products,” said Sam Galletti, President and CEO of Tattooed Chef. “We are successfully executing on our growth strategy and have kept the momentum going with a strong start to 2021. Based on current retailer commitments, we will increase store count by 41% and points of distribution of Tattooed Chef branded products by 35% by the end of the first quarter. We have a long runway for growth, particularly in conventional food retailers and are thrilled with our early success.”

Sarah Galletti, Chief Creative Officer and “The Tattooed Chef”, added, “The success of our brand is attributable to our ability to connect with consumers through our food. We are revolutionizing the way people think about plant-based food and disrupting the frozen aisle with a differentiated offering. We ended 2020 with 38 branded SKUs and have a pipeline of 150 more plant-based ideas we can’t wait to share with the world.”

Financial Highlights for the Fourth Quarter of 2020 Compared to the Fourth Quarter of 2019

●	Revenue was $39.6 million, a 48% increase compared to $26.8 million in the prior year period; Tattooed Chef branded product revenue was a record $23.9 million, an increase of 172% compared to $8.8 million in the prior year period.

●	Net income was $41.5 million compared to net income of $2.2 million in the prior year period. The current period net income included a one-time tax benefit resulting from the Company’s change from an S-corporation to a C-corporation at the time of the reverse merger in October 2020. The restructuring in anticipation of the merger caused a step-up in the tax basis of intangible assets creating a deferred tax asset and a tax benefit of $39.3 million.

●	Adjusted EBITDA was $3.7 million, or 9% of revenue, compared to $2.2 million, or 8% of revenue, in the prior year period. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Measures.” Please see “Adjusted EBITDA Reconciliation” at the end of this press release.

Financial Highlights for Full Year 2020 Compared to Full Year 2019

●	Revenue was $148.5 million, a 75% increase compared to $84.9 million in the prior year; Tattooed Chef branded product revenue was a record $84.6 million, a 363% increase compared to $18.3 million in the prior year.

●	Net income was $45.4 million compared to $5.6 million in the prior year. The tax benefit noted for the fourth quarter had the same impact on the full year net income.

●	Adjusted EBITDA was $9.6 million, or 6% of revenue, compared to $6.9 million, or 8% of revenue, in the prior year.

Fourth Quarter 2020 Results

Revenue increased by $12.8 million, or 48%, to $39.6 million in the three months ended December 31, 2020 compared to $26.8 million in the three months ended December 31, 2019. The revenue increase was primarily driven by a $15.1 million increase in “Tattooed Chef” branded products, offset by a $2.3 million decrease in private label products and legacy products for select private label retailers. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing retail customers with our current portfolio of products and new product introductions including smoothie bowls, vegetable blends, buffalo cauliflower, and other value-added riced cauliflower meals.

Gross profit was $6.9 million in the three months ended December 31, 2020 compared to $3.9 million in the three months ended December 31, 2019. Gross margin in the three months ended December 31, 2020 was 17.4% compared to 14.4% in the three months ended December 31, 2019. Gross profit and gross margin in the three months ended December 31, 2020 improved compared to the prior year period primarily due to production efficiencies and to cost of goods sold being spread over greater revenue.

Operating expenses increased $6.0 million to $7.9 million in the three months ended December 31, 2019 compared to $1.9 million in the three months ended December 31, 2019. The increase in operating expenses was primarily due to $3.4 million of stock compensation expense resulting from equity grants made subsequent to the merger with Forum Merger II Corporation (FMCI) in October of 2020; increases in spending to support the growth of the Tattooed Chef branded products; and to support the costs of being a public company since October 15, 2020.

Net income was $41.5 million in the three months ended December 31, 2020 compared to $2.2 million in the prior year period. The Company recorded a tax benefit of $41.9 million in the fourth quarter compared to a benefit of $0.2 million in the prior year period. In October 2020, the restructuring in anticipation of the merger with FMCI caused a step-up in the tax basis of intangibles assets of approximately $140.5 million, and the tax status of the Company to change from an S-corporation to a C-corporation. The tax effect of these changes created a deferred tax asset and income tax benefit of $39.3 million.

Adjusted EBITDA was $3.7 million, or 9% of net revenue, in the three months ended December 31, 2020, an increase of $1.5 million compared to $2.2 million, or 8% of net revenue, in the three months ended December 31, 2019. The increase in Adjusted EBITDA was primarily due to the higher revenue and gross profit amounts resulting from the increase in Tattooed Chef branded products.

Full Year 2020 Results

Revenue increased by $63.6 million, or 75%, to $148.5 million for the year ended December 31, 2020 compared to $84.9 million in the year ended December 31, 2019. The revenue increase was primarily driven by a $66.3 million increase in sales of Tattooed Chef branded products, partially offset by a $0.9 million decrease in sales of private label products and a $1.8 million decrease in sales of legacy products for select private label retailers resulting from our shift in focus to branded product sales. The increase in Tattooed Chef branded products resulted from expansion in the number of U.S. distribution points, as well as increased volume at existing club channel customers of our current portfolio of products and new product introductions including smoothie bowls, vegetable blends, buffalo cauliflower, and other value-added riced cauliflower meals.

Gross profit increased $10.0 million to $23.7 million in the year ended December 31, 2020 compared to $13.7 million in the year ended December 31, 2019. Gross margin in the year ended December 31, 2020 was 15.9%, slightly lower than 16.1% in the year ended December 31, 2019. The gross profit increase was primarily due to the higher revenue levels for the year ended December 31, 2020 compared to the prior year. Gross margin declined slightly due to higher costs for raw materials and other variable manufacturing costs in the year ended December 31, 2020 as compared to the prior year.

Operating expenses increased $12.0 million to $19.5 million in the year ended December 31, 2020 compared to $7.5 million in the year ended December 31, 2019, primarily due to costs resulting from increased headcount and wages to manage the increase in revenue and public company costs which did not exist in the prior year; $3.4 million of stock compensation; and $0.6 million in non-recurring bonus payments in connection with the merger with FMCI.

Net income was $45.4 million in the full year of 2020 compared to $5.6 million in the prior year. Net income in the year ended December 31, 2020 includes the same $39.3 million income tax benefit described above in the fourth quarter 2020 results.

Adjusted EBITDA was $9.6 million, or 6% of revenue, in the year ended December 31, 2020 compared to $6.9 million, or 8% of revenue, in the year ended December 31, 2019. The improvement in Adjusted EBITDA was primarily the result of the increase in revenues and gross profit compared to the prior year. As a percentage of revenue, EBITDA was slightly lower in the year ended December 31, 2020 due to the increases in operating expenses as described above.

Balance Sheet and Cash Flow

As of December 31, 2020, the Company had cash and cash equivalents of $131.6 million. As previously announced, including the cash proceeds from the exercise of public warrants, the Company’s total cash balance was approximately $200 million as of February 22, 2021.

Outlook

The Company reaffirmed its annual guidance for 2021:

●	Revenue of $222 million, an increase of 49% compared to fiscal year 2020.

●	Gross margin in the range of 20% to 25%.

●	Adjusted EBITDA in the range of $8 million to $10 million; and

●	Net income in the range of $2.5 million to $5 million.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss the results today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Investors interested in participating in the live call can dial 855-327-6837 from the U.S. and 631-891-4304 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, March 24, 2021, and can be accessed by dialing 844-512-2921 from the U.S., or 412-317-6671 internationally, and entering the confirmation ID 10013372. The webcast will be available on the Investors section of the Company’s website at www.tattooedchef.com and archived for 30 days.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “continues,” “opportunities,” “next,” “increase,” “runway,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; competition and the ability of the business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements; costs related to our recent business combination; anticipated but unpredictable increased costs associated with our transition to a public company; and other risks and uncertainties indicated from time to time in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) in connection with our recent business combination, including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Measures

The Company seeks to achieve profitable, long term growth by monitoring and analyzing key operating metrics, including Adjusted EBITDA. The Company’s management uses this non-GAAP financial metric and related computations to evaluate and manage the business and to plan and make near and long-term operating and strategic decisions. The management team believes this non-GAAP financial metric is useful to investors to provide supplemental information in addition to the GAAP financial results. Management reviews the use of its primary key operating metrics from time-to-time. Adjusted EBITDA is not intended to be a substitute for any GAAP financial measure and as calculated, may not be comparable to similarly titled measures of performance of other companies in other industries or within the same industry. The Company’s management team believes it is useful to provide investors with the same financial information that it uses internally to make comparisons of historical operating results, identify trends in underlying operating results, and evaluate its business.

CONTACTS

INVESTORS

Rachel Perkins

rachel@ulshir.com

MEDIA

Natania Reed

tattooedchef@praytellagency.com

TATTOOED CHEF, INC. (f/k/a FORUM MERGER II CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share information)

TATTOOED CHEF, INC (f/k/a FORUM MERGER II CORPORATION)

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share information)

TATTOOED CHEF, INC (f/k/a FORUM MERGER II CORPORATION)

Adjusted EBITDA Reconciliation

(in thousands)

7